Exhibit 99.1

FOR IMMEDIATE RELEASE

Media/Investor Contact: Martha Lindeman 312-373-2430

PLAYBOY ENTERPRISES, INC. PRICES $100 MILLION CONVERTIBLE NOTE OFFERING CONNECTION WITH REFINANCING

CHICAGO, Wednesday, March 9, 2005 – Playboy Enterprises, Inc. (“Playboy”) (NYSE: PLA, PLAA) today announced that it has priced a private offering of $100 million aggregate principal amount of its 3.00% convertible senior subordinated notes due 2025. The sale of the convertible notes is expected to close on March 15, 2005, subject to customary closing conditions. In connection with the offering, Playboy has granted the initial purchasers a 13-day option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments.

The convertible notes will pay interest semi-annually in arrears at an annual rate of 3.00% and, under certain circumstances beginning 2012, contingent interest for specified periods at an annual rate of 0.25% based on the trading price of the notes. The notes will be convertible under certain circumstances into a combination of cash and shares of Playboy’s Class B common stock at an initial conversion price of approximately $17.02 per share (an initial conversion rate of 58.7648 shares per $1,000 principal amount of notes). The initial conversion price represents a 30% premium to the $13.09 per share closing price of Playboy’s Class B common stock on the New York Stock Exchange on March 9, 2005. In general, upon conversion of a note, the holder of each note will receive cash equal to the principal amount of the note and Class B common stock of Playboy for the note’s conversion value in excess of such principal amount.

After March 15, 2010, under certain circumstances, Playboy may redeem any of the convertible notes at a redemption price in cash equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the redemption date. On or after March 15, 2012, Playboy may unconditionally redeem any of the convertible notes at the same redemption price. On each of March 15, 2012, March 15, 2015 and March 15, 2020 or upon the occurrence of a fundamental change, holders may require Playboy to purchase all or a portion of their convertible notes at a purchase price in cash equal to 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but excluding, the purchase date.

Playboy expects to use a portion of the net proceeds from the offering, together with available cash, (i) to fund the estimated $94.9 million required to purchase and to make consent payments with respect to all of the $80.0 million outstanding principal amount of the 11% senior secured notes due 2010 issued by PEI Holdings, Inc. which were tendered prior to the consent deadline in the tender offer and consent solicitation commenced on February 22, 2005 and (ii) to purchase 381,971 shares of its Class B common stock for an aggregate purchase price of $5.0 million concurrently with, and contingent upon, the sale of the notes. The offering would satisfy the financing condition for the tender offer which, subject to satisfaction of certain other conditions, would be completed shortly after the closing of the note offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended. The notes and the underlying Class B common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

Please note that this press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent Playboy’s current expectations and beliefs, including Playboy’s intent to complete the offering described above.